                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                 THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA,

                             FLOSS ACQUISITION CORP.

                                       AND

                            FIRST COMMONWEALTH, INC.

                            Dated as of May 19, 1999
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                               ARTICLE I THE OFFER

Section 1.1   The Offer........................................................2
Section 1.2   Company Actions..................................................4

                                ARTICLE II THE MERGER

Section 2.1   The Merger.......................................................6
Section 2.2   Effective Time...................................................6
Section 2.3   Effects of the Merger............................................6
Section 2.4   Certificate of Incorporation and Bylaws; Directors and
               Officers........................................................6
Section 2.5   Conversion of Securities.........................................6
Section 2.6   Exchange of Certificates.........................................7
Section 2.7   Dissenting Shares................................................9
Section 2.8   Merger Without Meeting of Stockholders...........................9
Section 2.9   No Further Ownership Rights in Shares; Closing of Company
               Transfer Books..................................................9
Section 2.10  Further Assurances..............................................10
Section 2.11  Closing.........................................................10

          ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 3.1   Organization, Standing and Power; Capitalization and
               Ownership of Sub...............................................10
Section 3.2   Authority; Non-Contravention....................................11
Section 3.3   Offer Documents and Proxy Statement.............................13
Section 3.4   Financing.......................................................13
Section 3.5   Brokers.........................................................13
Section 3.6   Business of Sub.................................................13

            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1   Organization, Standing and Power................................14
Section 4.2   Capital Structure...............................................14
Section 4.3   Subsidiaries. ..................................................15
Section 4.4   Other Interests. ...............................................15
Section 4.5   Authority; Non-Contravention....................................16
Section 4.6   SEC Documents and Financial Statements..........................17
Section 4.7   Offer Documents and Proxy Statement.............................18
Section 4.8   Absence of Certain Events.......................................18
Section 4.9   Litigation......................................................19
Section 4.10  Compliance with Applicable Law..................................20
Section 4.11  Employee Plans. ................................................20
Section 4.12  Employment Relations and Agreement. ............................22
Section 4.13  Contracts.......................................................23
Section 4.14  Rights Agreement................................................23
Section 4.15  State Takeover Statutes; Certain Charter Provisions.............23
Section 4.16  Taxes...........................................................24
Section 4.17  Intellectual Properties.........................................26


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Section 4.18  Voting Requirements.............................................27
Section 4.19  Year 2000.......................................................27
Section 4.20  Brokers.........................................................27

               ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1   Conduct of Business by the Company Pending the Merger...........28
Section 5.2   No Solicitation.................................................31
Section 5.3   Third Party Standstill Agreements...............................33

                        ARTICLE VI ADDITIONAL AGREEMENTS

Section 6.1   Company Stockholder Approval; Proxy Statement...................34
Section 6.2   Access to Information...........................................35
Section 6.3   Fees and Expenses...............................................36
Section 6.4   Stock Options...................................................37
Section 6.5   Reasonable Best Efforts.........................................38
Section 6.6   Public Announcements............................................38
Section 6.7   Indemnification; Directors and Officers Insurance...............38
Section 6.8   Employee Benefits...............................................39
Section 6.9   Employee Agreements, Stay Bonuses, Etc..........................40
Section 6.10  Board Representations...........................................40
Section 6.11  State Takeover Laws.............................................41
Section 6.12  Rights Agreement................................................41

                        ARTICLE VII CONDITIONS PRECEDENT

Section 7.1   Conditions to Each Party's Obligation to Effect the Merger......42

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

Section 8.1   Termination.....................................................43
Section 8.2   Effect of Termination...........................................45
Section 8.3   Amendment.......................................................45
Section 8.4   Waiver..........................................................46

                          ARTICLE IX GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations and Warranties..................46
Section 9.2   Notices.........................................................46
Section 9.3   Interpretation..................................................47
Section 9.4   Counterparts....................................................47
Section 9.5   Entire Agreement; No Third-Party Beneficiaries..................47
Section 9.6   Governing Law...................................................48
Section 9.7   Assignment......................................................48
Section 9.8   Severability....................................................48
Section 9.9   Enforcement of this Agreement...................................48
Section 9.10  Incorporation of Exhibits.......................................48


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EXHIBIT A -- Conditions of the Offer


                                     iii
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of May 19, 1999 (this "Agreement"), among The Guardian Life Insurance Company of America, a New York corporation ("Parent"), Floss Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and First Commonwealth, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Sub for all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), together with associated Rights (as defined below) (the shares of Common Stock and associated Rights are referred to herein as "Shares"), of the Company at a price of $25.00 per share, net to the seller in cash, followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions determining that the Offer and the Merger are fair to and in the best interests of the holders of Shares and declaring the advisability of the Offer and the Merger and recommending that the Company's stockholders accept the Offer and approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby;

            WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholder Agreement (the "Stockholder Agreement") with each of Christopher C. Multhauf and David W. Mulligan (collectively, "Stockholders") pursuant to which Stockholders have agreed, among other things, (i) to tender all of the Shares that Stockholders now own or hereafter acquire (the "Stockholder Shares"), and (ii) with respect to certain questions put to stockholders of the Company for a vote, to vote the Stockholder Shares, in each case, in accordance with the terms and conditions of the Stockholder Agreement; and

            WHEREAS, pursuant to the Merger, each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the per share consideration paid pursuant to the Offer.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                    THE OFFER

            Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than May 25, 1999, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined), the Offer. The initial expiration date of the Offer shall be June 23, 1999. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A, any of which may be waived by Parent or Sub in their sole discretion; provided that, without the prior written consent of the Company, Sub shall not (i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of Shares of Common Stock subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, add or waive any term or condition of the Offer (including the conditions set forth on Exhibit A) in any manner that would adversely affect the Company or its stockholders in any material respect. Notwithstanding the foregoing, Sub may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, until the fifth business day after the date Sub reasonably believes to be the earliest date on which such conditions will be satisfied;
(ii) for any period required by any rule, regulation, interpretation or position of the SEC (as hereinafter defined) or its staff applicable to the Offer; or
(iii) for an aggregate period of not more than ten business days (for all such extensions) notwithstanding the satisfaction of all conditions to the Offer. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition or the Regulatory Condition (as defined in Exhibit A) shall not have been satisfied, but at such scheduled expiration date each of the other conditions set forth in Exhibit A shall then be satisfied, at the request of the Company, Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub further agree that in the event Sub wishes to terminate the Offer solely by reason of the condition described in clause


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(i) of Exhibit A, Sub shall first extend the Offer for a minimum period of ten days, it being understood that, if at the end of such ten day period, a banking moratorium or suspension of payments in respect of banks in the United States shall be in effect, Sub shall then be entitled to terminate the Offer under the provisions of clause (i) of Exhibit A, provided, that Sub shall not be required to extend the Offer more than once pursuant to this sentence. Notwithstanding anything to the contrary contained herein, the parties further agree that, in the event that upon any scheduled expiration date of the Offer (or any extension thereof), (x) all conditions to the Offer set forth in Exhibit A to this Agreement have been satisfied and (y) for a period of five consecutive trading days prior to the expiration of the Offer (or any extension thereof), the average of the daily closing values of the Standard & Poor's Index of 500 Industrial Companies (the "S&P Index") for such five trading days shall reflect a decline in excess of 25% as compared to the closing value of the S&P Index on the close of business on the trading day next preceding the date of the Merger Agreement, then Sub shall be entitled to extend the Offer for a period not to exceed eight trading days. Subject to the terms and conditions of the Offer set forth in Exhibit A, Sub shall, and Parent shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

            (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain (included as an Exhibit) or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company in writing, expressly for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have


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become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Sub agree to provide the Company and its counsel in writing with copies of any written comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents.

            (c) Prior to or concurrently with the expiration of the Offer, Parent shall provide or cause to be provided to Sub all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer.

            Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, by unanimous vote, has (i) duly adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommending that the Company's stockholders accept the Offer and approve the Merger and approve and adopt this Agreement and (ii) taken all other applicable action necessary to render (x)
Section 203 of the General Corporation Law of the State of Delaware and other state takeover statutes and (y) the Stockholders Rights Agreement dated as of November 1, 1995 between the Company and First Chicago Trust Company of New York, as amended as of December 15, 1998 (as further amended to date, the "Rights Agreement") inapplicable to the Offer and the Merger. The Company represents that its Board of Directors has received the written opinion of William Blair & Company, L.L.C. that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her except to the extent such tender would violate applicable securities laws.

            (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), and shall mail the Schedule 14D-9 to the stockholders of the Company. Subject to the terms of this Agreement, the
Schedule 14D-9 shall contain the recommendation described in paragraph (a) of this Section 1.2. To the extent practicable, the Company shall cooperate with Parent and Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders.


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Parent and Sub and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The
Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum stances under which they were made, not misleading, except that no representation is made by the Company with respect to infor mation supplied by Parent or Sub in writing expressly for inclusion in the
Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to provide copies thereof to Parent and Sub so that they may be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

            (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Sub with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons or entities becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent and Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent and Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information then in their possession.



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                                   ARTICLE II

                                   THE MERGER

            Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

            Section 2.2 Effective Time. The Merger shall become effective when the Certificate of Merger or, if applicable, the Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

            Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

            Section 2.4 Certificate of Incorporation and Bylaws; Directors and Officers. (a) The Certificate of Incorporation, as in effect immediately prior to the Effective Time, of Sub shall be amended to change the name of Sub to "First Commonwealth, Inc." and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or applicable law. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the Certificate of Incorporation and applicable law.

            (b) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time.

            Section 2.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

            (a) All Shares that are held in the treasury of the Company or by any wholly owned Subsidiary (as hereinafter defined) of the Company and any Shares


                                     - 6 -
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      owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be cancelled and no consideration shall be delivered in exchange therefor.

            (b) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.5(a) and other than Dissenting Shares (as defined in Section 2.7)) shall be converted as of the Effective Time into the right to receive from the Surviving Corporation in cash, without interest, the per Share consideration in the Offer (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate or certificates (the "Certificates") representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

            (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            Section 2.6 Exchange of Certificates. (a) Paying Agent. Parent and the Company shall authorize a commercial bank or trust company having net capital of not less than $100 million (or one or more other persons or entities as shall be reasonably acceptable to Parent and the Company) to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Con sideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

            (b) Parent and Sub to Provide Funds. Parent shall take all steps necessary to enable and cause the Sub to deposit in trust with the Paying Agent concurrently with or prior to the Effective Time cash in an amount necessary to pay for all of the Shares pursuant to Section 2.5 and the amount required in connection with the Stock Options pursuant to Section 6.4. Such amount shall hereinafter be referred to as the "Exchange Fund."

            The Exchange Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively "Permitted Investments") or


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

in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5 hereof out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as otherwise agreed to by Parent.

            If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Sections 2.5 or 6.4, Parent from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

            (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any Shares owned by Parent or any Subsidiary of Parent) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or


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

any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, persons or entities who prior to the Merger held Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest.

            Section 2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with Delaware law (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of Delaware law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent and Sub prompt notice of any demands received by the Company for appraisals of Shares. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

            Section 2.8 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, in the event that Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.


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

            Section 2.9 No Further Ownership Rights in Shares; Closing of Company Transfer Books. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.5 hereof and other than Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

            Section 2.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement (as in effect immediately prior to the acceptance of Shares in the Offer, or as thereafter amended in accordance with Section 8.3), to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

            Section 2.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., local time, on the second business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

            Section 3.1 Organization, Standing and Power; Capitalization and Ownership of Sub. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or State securities laws) ("Liens").

            Section 3.2 Authority; Non-Contravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and by general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or

(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Sub or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filing of a Form A Statement Regarding the Acquisition of Control of a Domestic Insurer and/or other documents as may be required with the Arizona, Illinois, Indiana, Wisconsin, Missouri and Michigan Departments of Insurance and the approval thereof by the Directors of Insurance of such Departments of Insurance ("DOI"), and any other required filings with or approvals by state agencies regulating corporations or insurance companies applicable to the transactions contemplated hereby (collectively, such filings and approvals are referred to as the "Insurance Approvals"), (iv) such filings and approvals as may be required under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the "HSR Act"), (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Sub or prevent the consummation of any of the transactions contemplated hereby. Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, to the knowledge of the Parent, there are no controversies, examinations, actions, suits, proceedings, investigations, claims, or issues raised by the DOI in the States of Arizona, Illinois, Indiana, Wisconsin, Missouri or Michigan involving Parent or any of its Subsidiaries which would reasonably be expected to, directly or indirectly, prevent the Offer or the Merger or delay the Effective Time beyond 180 days after the date of this Agreement. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, (i) when used with respect to the Company, any change or effect, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of all or any material part of the Company and its Subsidiaries taken as a whole or (ii) when used with respect to Parent, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, which would reasonably be expected to materially impair the ability of Parent, Sub or the Company, as the case may be, to perform their respective obligations hereunder, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which (i) Parent or the Company or any of their respective Subsidiaries, as the case may be, is a general partner or (ii) Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            Section 3.3 Offer Documents and Proxy Statement. The Offer Documents will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. The written information supplied or to be supplied by Parent and Sub expressly for inclusion in the Proxy Statement, the Schedule 14D-9 and the information statement filed by the Company in connection with the offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), together with any amendments or supplements to any of the foregoing will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Sub by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto. If at any time prior to the purchase of Shares pursuant to the Offer there shall occur any event with respect to Parent, its officers and directors or any of its Subsidiaries which is required to be described in the Offer Documents, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            Section 3.4 Financing. Parent has all of the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis and to pay any and all of its related fees and expenses.

            Section 3.5 Brokers. No broker, investment banker or other person or entity, other than Salomon Smith Barney, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            Section 3.6 Business of Sub. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement. During the period from the date of this Agreement through the date on which Shares are purchased in accordance with the Offer, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Sub as follows:

            Section 4.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Parent and Sub complete and correct copies of the Second Restated Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. Other than as set forth in Section 4.1 of the Company's disclosure letter (the "Company Disclosure Letter") delivered concurrently with the delivery of this Agreement, the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries in any material respect.

            Section 4.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of fifteen million (15,000,000) shares of Common Stock and one million (1,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock"). At the close of business on May 18, 1999, (i) 3,730,135 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 740 shares of Common Stock were held in the treasury of the Company or by Subsidiaries of the Company and (iii) 413,389 shares of Common Stock were reserved for future issuance pursuant to the Company's 1995 Long-Term Incentive Plan and 1987 Statutory-Nonstatutory Stock Option Plan (collectively, the "Stock Option Plans"). No shares of Preferred Stock are outstanding. A total of 150,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), in connection with the Rights Agreement. As of the date of this Agreement, except (i) as set forth above, (ii) for the rights to purchase Series A Preferred Stock ("Rights") pursuant to the Rights Agreement and (iii) as set forth in the Company SEC Documents (as hereinafter defined), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). As of the date of this Agreement, except for stock options covering not in excess of 305,240 shares of Common Stock issued under the Stock Option Plans, there are no outstanding or authorized options, warrants, calls, rights or subscriptions, claims of any character, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, to which the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement (each an "Issuance Obligation").

            Section 4.3 Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC, is a true, accurate and correct list of all of the Subsidiaries of the Company. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. All of the shares of capital stock of each Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Company SEC Documents or Section 4.3 of the Company Disclosure Letter, no Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company.

Except as set forth in the Company SEC Documents or Section 4.3 of the Company Disclosure Letter, all of such capital stock or ownership interest is owned by the Company, directly or indirectly, free and clear of all Liens.

            Section 4.4 Other Interests. Except for the Company's interest in its Subsidiaries, investments in ordinary course consistent with past practice, and as set forth in the Company SEC Documents or Section 4.4 of the Company Disclosure Letter, neither the Company nor its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any corporation, partnership, joint venture, business, trust or entity.

            Section 4.5 Authority; Non-Contravention. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby (including, but not limited to the Offer and the Merger), declared the Merger advisable and fair to and in the best interests of the holders of Shares and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company (if required), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the stockholders of the Company (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights, generally, and by general equitable principles. Except as set forth in the Company SEC Documents or Section 4.5 of the Company Disclosure Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent) or any provision of the comparable charter or organization documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) the Insurance Approvals, (iv) such filings and approvals as may be required under the HSR Act, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby. Except as disclosed in Section 4.5 of the Company Disclosure Letter, to the knowledge of the Company, there are no controversies, examinations, actions, suits, proceedings, investigations, claims, or issues raised by the DOI in the States of Arizona, Illinois, Indiana, Wisconsin, Missouri or Michigan involving the Company or any of its Subsidiaries which would reasonably be expected to, directly or indirectly, prevent the Offer or the Merger or delay the Effective Time beyond 180 days after the date of this Agreement.

            Section 4.6 SEC Documents and Financial Statements. (a) Since November 16, 1995, the Company has filed with the SEC all documents required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), and the Exchange Act (such documents, together with any exhibits, schedules, amendments or supplements thereto, and any information incorporated by reference therein, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules applicable to Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

            (b) Except as set forth in the Company SEC Documents or Section 4.6 the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

            Section 4.7 Offer Documents and Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, the Information Statement, if any, the Proxy Statement, if any, or any amendment or supplement thereto, will (i) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Information Statement, the Schedule 14D-9 or the Offer Documents, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. Prior to the filing of such amendment or supplement with the SEC, a copy thereof shall be delivered to Parent and its counsel, who shall have the opportunity to comment on such amendment or supplement. The Proxy Statement and the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.

            Section 4.8 Absence of Certain Events. Since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with historical practices and, except as disclosed in the Company SEC Documents or Section 4.8 of the Company Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which, individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on the Company; (ii) any entry into or any commitment or transaction that, individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on the Company; (iii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (v) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of the Company's and its Subsidiaries' businesses consistent with past practices; (vi) any damage, destruction or loss which resulted in or is reasonably likely to result in a Material Adverse Effect on the Company; (vii) any event pursuant to which the Company or any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (viii) any increase in the compensation of any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business; or (ix) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company. Except as set forth in the Company SEC Documents or Section 4.8 of the Company Disclosure Letter, since December 31, 1998, neither the Company nor any of its Subsidiaries has taken any action specified in Section 5.1 of this Agreement.

            Section 4.9 Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Letter, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would be reasonably likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would be reasonably likely to result in a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

            Section 4.10 Compliance with Applicable Law. (a) The Company and its Subsidiaries hold, and at all required times have held, all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are, and at all times have been, in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations which individually or in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which would not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) The Company has made all required filings under applicable insurance holding company statutes in each jurisdiction where such filings are required, except for such jurisdictions in which the failure to make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            Section 4.11 Employee Plans. (a) Each Company Benefit Plan (as defined below) (and each related trust agreement or insurance contract) is in compliance with its terms and with all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign), other than where the failure to so comply or perform would not be reasonably likely to have, a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company and its Subsidiaries to any Company Benefit Plan or Multiemployer Plans (as defined below), prior to the date hereof have been made, other than where the failure to so contribute or make payments would not be reasonably likely to have, a Material Adverse Effect on the Company, and all accruals or contributions required to be made under any Company Benefit Plan or Multiemployer Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, threatened or anticipated (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which would be reasonably likely to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, would be reasonably likely to have, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries presently sponsors, maintains, contributes to, nor is the Company or its Subsidiaries required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA a ("Multiemployer Plan"), other than the Company's 401(k) plan which is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). No Company Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code. Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to
Section 409 of ERISA, or a tax pursuant to Section 4975 of the Code, except where the imposition of such penalties, damages or taxes would not reasonably be expected to result in a Material Adverse Effect on the Company.

            (b) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (partial or complete) in respect of any Multiemployer Plan, which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, would be reasonably likely to cause, a Material Adverse Effect on the Company.

            (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the imposition of any federal excise tax with respect to any Company Benefit Plan.

            (d) Except as set forth in Section 4.11 of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or any of its Subsidiaries with respect to any of their employees under any Company Benefit Plan in effect on the date hereof will be characterized as an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

            (e) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability).

            Section 4.12 Employment Relations and Agreement. (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as disclosed in Section 4.12(a) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board;
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries, (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no grievance exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries taken as a whole have not experienced any material labor difficulty during the last three years.

            (b) Except for Employment Agreements and similar agreements, executed copies of which, as amended, have been delivered to Parent, and as set forth in the Company SEC Documents or Section 4.12(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or, to the knowledge of the Company, any oral, employment or severance agreement with any other person. The executed copies of the Employment Agreements and similar agreements previously delivered to Parent are true and correct and such agreements have not since been amended, modified or rescinded except to the extent disclosed to Parent.

            Section 4.13 Contracts. Except as filed as Exhibits to Company SEC Documents or as set forth in Section 4.13 of the Company Disclosure Letter, neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement which contains any covenant currently or prospectively limiting the freedom of the Company, any of its Subsidiaries or any of their respective affiliates to engage in any line of business or to compete with any entity. Subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, all contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is not under any such contract or agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, except to the extent such default would not reasonably be expected to have a Material Adverse Effect on the Company.

            Section 4.14 Rights Agreement. The Company and the Board of Directors of the Company have taken all necessary action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place prior to the commencement of the Offer) to (a) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (b) ensure that (x) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

            Section 4.15 State Takeover Statutes; Certain Charter Provisions. The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries, their affiliates, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby from Section 203 of the DGCL. No other state takeover statutes and no charter or bylaw provisions are applicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

            Section 4.16 Taxes. (a) The Company and each Subsidiary (i) has timely filed or will timely file all material Tax Returns required to be filed on or before the Effective Time, which returns are or will be true and complete in all material respects; (ii) the Company and each Subsidiary has timely paid or will timely pay, or has adequately disclosed or will adequately disclose, and has fully provided or will fully provide for as a liability on the financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, all material Taxes which are due and payable with respect to all taxable years or periods that end on or before the Effective Time and, with respect to any taxable year or period beginning before and ending after the Effective Time, the portion of such taxable year or period ending on and including the Effective Time ("Pre-Effective Periods"), and the Company and each Subsidiary has withheld or collected all material Taxes they were required to withhold and collect, and have timely paid to the proper authorities such Taxes withheld or collected to the extent due and payable.

            (b) Except as set forth in the Company Disclosure Letter, (i) neither the Company nor any Subsidiary has waived any statute of limitations in respect of material Taxes of the

Company or any Subsidiary; (ii) the Tax Returns referred to in clause (i) of
Section 4.16(a) have been reviewed by the Internal Revenue Service or any other appropriate taxing authority; and (iii) no issues have been raised by the relevant taxing authority in connection with such review of the Tax Returns through a notice or any other correspondence from any taxing authority, and neither the Company nor any of its Subsidiaries is subject to an audit, examination, action, suit, proceeding, investigation or claim regarding Taxes ("Tax Controversy") by the appropriate taxing authorities of any nation, state, province or locality that is currently pending (or scheduled as of the Effective Time to be conducted) or that has been threatened by any such authority regarding Taxes; and (iv) all deficiencies asserted or assessments made as a result of any such Tax Controversy concerning the Tax Returns referred to in
Section 4.16(a) by a taxing authority have been paid in full; and (vii) no liens or security interests arising in connection with a failure (or alleged failure) to pay any Taxes have attached to any of the Company's or any of its Subsidiaries' assets. The Company has delivered to Parent correct and complete copies of all United States federal, state and all foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1996, 1997 and 1998.

            (c) For purposes of this Agreement (i) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local, foreign or other income, gross receipts, profits, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, stamp, severance, capital gains, capital stock or excise tax, or any other tax, levy custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity with respect to Taxes, and (ii) "Tax Return" means any return, form, report or similar statement required to be filed with respect to any Tax (including any schedules, related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            (d) Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has agreed to any extension of time with respect to Tax assessment or deficiency.

            (e) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state, province or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

            (f) Except as set forth in the Company Disclosure Letter, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or its Subsidiaries or any predecessor or affiliate thereof and any other party under which Parent or Sub, the Company or its Subsidiaries could be liable for Taxes or other claims of any party.

            (g) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

            (h) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (i) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustments pursuant to section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting period.

            Section 4.17 Intellectual Properties. (a) The Company exclusively owns, without restrictions, or is licensed to use, the worldwide rights to all material patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, proprietary information, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that in any material respect are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property"). Section 4.17 of the Company Disclosure Letter sets forth: (i) all material patents, trademarks, trade names, service marks, registered copyrights, and any applications therefor in any nation included in the Company Intellectual Property; and (ii) all material licenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement set forth in Section 4.17 of the Company Disclosure Letter, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) No claims have been asserted or, to the knowledge of the Company, are threatened by any person or entity nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, use, offer for sale, reproduction, distribution or modification, of any product or process by the Company or any of its Subsidiaries infringes or within the six (6) year period immediately prior to the date hereof has infringed any copyright, trade secret, trademark, patent or other intellectual property right of any person or entity, (ii) that, if sustained, might preclude the use by the Company or any of its Subsidiaries of any Company Intellectual Property, or (iii) challenging the ownership, validity or enforceability of any of the Company Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect on the Company. All granted and issued patents and all registered trademarks and service marks set forth in Section 4.17 of the Company Disclosure Letter and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's best knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any person or entity, including, without limitation, any employee or former employee.

            Section 4.18 Voting Requirements. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

            Section 4.19 Year 2000. Section 4.19 of the Company Disclosure Letter sets forth a summary of the status of the Company's Year 2000 readiness plan (the "Y2K Readiness Plan"). Upon completion of the Y2K Readiness Plan, except as set forth in Section 4.19 of the Company Disclosure Letter, to the knowledge of the Company, all software material to the business, finances or operations of the Company ("Software"):

                  (i) shall accurately and completely process

      (including but not limited to calculation, comparison and sequencing, and including without limitation leap year calculations) date-related data for dates prior to the year 2000, date-related data for dates after the year 1999, and date-related data for dates both before the year 2000 and after the year 1999; and

                  (ii) shall not, as a consequence of the change of centuries or of the fact that date from more than one century is being processed, cause an abnormal termination of execution, an endless loop, incorrect values or invalid results, or otherwise fail to perform accurately and completely those functions set forth in the associated user documentation.

            Section 4.20 Brokers. No broker, investment banker or other person or entity, other than William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contem plated by this Agreement based upon arrangements made by or on behalf of the Company. A true and correct copy of the engagement letter of William Blair & Company, L.L.C., as in effect on the date hereof has been delivered to Parent.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 5.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

            (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's Subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding (as set forth in Section 4.2) on the date of this Agreement in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities;

            (c) amend its charter or bylaws or the Rights Agreement;

            (d) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice);

            (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

            (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice for working capital purposes, or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to the Company or any wholly owned Subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

            (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company or adopt any plan with respect to any of the foregoing;

            (h) grant any severance or termination pay not currently required to be paid under existing severance plans or enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan (including without limitation, the Stock Option Plans), or enter into or amend employment or consulting agreement;

            (i) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $100,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $500,000, in the aggregate;

            (j) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees provided that, with respect to employees that are not executive officers or directors, the Company may increase compensation associated with promotions and regular reviews in the ordinary course of business consistent with past practice;

            (k) agree to the settlement of any material claim or litigation;

            (l) make or rescind any material tax election or settle or compromise any material tax liability;

            (m) except as required by applicable law or GAAP, make any material change in its method of accounting;

            (n) except as required under the Stock Option Plans and as otherwise provided in this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

            (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents;

            (p) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

            (q) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or

            (r) agree, in writing or otherwise, to take any of the foregoing actions, provided, however, that nothing in this Section 5.1 shall be deemed as prohibiting the Company from making such expenditure as it deems reasonably necessary to complete its Y2K Readiness Plan as set forth in
      Schedule 4.19 of the Company Disclosure Schedule.

            Section 5.2 No Solicitation. (a) The Company and its affiliates (as such term is defined under Rule 12b-2 under the Exchange Act) and each of their respective officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents shall immediately cease any discussions or negotiations which may be ongoing with third parties with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it permit any of its affiliates (as defined under Rule 12b-2 under the Exchange
Act) to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of, the Company or any of its affiliates to, (i) solicit, facilitate, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined) (including, without limitation, the taking of any action which would make the Rights Agreement or Section 203 of the Delaware General Corporation inapplicable to a Takeover Proposal), (ii) enter into any agreement with respect to any Takeover Proposal or enter into any arrangement, understanding or agreement requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (iii) participate in any way in any discussions or negotiations regarding, or furnish to any person or legal entity (other than Parent or Sub) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to acceptance for payment of Shares pursuant to the Offer, in response to an unsolicited Takeover Proposal and in compliance with its obligations under Section 5.2(d) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement) to any third party which makes a Superior Proposal (as defined below) if the Board of Directors believes (based on the written advice of independent, outside, nationally-recognized, legal counsel) that failing to take such action would constitute a breach of its fiduciary duties. For purposes of this Agreement, "Takeover Proposal" means (i) any inquiry, proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of over 15% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) any merger, consolidation, business combination, sale of all, or substantially all, of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; and "Superior Proposal" means a bona fide proposal made by a third party to acquire all outstanding Shares pursuant to a tender offer or a merger or purchase of all of the assets of the Company (w) on terms which a majority of the disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of William Blair & Company L.L.C. and independent, outside, nationally-recognized, legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby, (x) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available" for purposes of this Section), (y) which is not subject to any financing or due diligence condition and (z) which, in the written opinion of William Blair & Company L.L.C., is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby, as proposed to be modified by Parent in accordance with Section 8.1(d)(iii).

            (b) Except as set forth in Section 5.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or

(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

            (c) Notwithstanding anything to the contrary herein, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may recommend to its stockholders a Takeover Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if
(1) a third party makes a Superior Proposal, (2) all the conditions to the Company's right to terminate this Agreement in accordance with Section 8.1(d)(iii) hereof have been satisfied (including the expiration of the five (5) business-day period described therein and the payment of all amounts required pursuant to Section 6.3 hereof) and (3) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with
Section 8.1(d)(iii) hereof.

            (d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.2, on the date of receipt thereof, if possible, but no later than twelve (12) hours after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the person or entity making any such Takeover Proposal or such request, inquiry or proposal or with whom any discussion or negotiations are taking place. The Company shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other person or entity in connection with any Takeover Proposal which was not previously provided to Parent.

            (e) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company (based upon written advice of independent, outside, nationally-recognized, legal advisors), such disclosure is required by applicable state or Federal securities laws or is necessary in order to comply with its fiduciary duties to the

Company's stockholders under applicable law.

            (f) Immediately following the execution of this Agreement, the Company shall request each person or entity which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

            Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, (i) the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            Section 6.1 Company Stockholder Approval; Proxy Statement. (a) Promptly following the purchase of Shares pursuant to the Offer if approval of the Merger by the stockholders of the Company is required by applicable law, the Company shall call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall take all action necessary or advisable to obtain stock holder approval of the Merger. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer and the Company will, through its Board of Directors, subject to this Agreement, recommend to its stockholders the approval of the Merger. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Shares purchased pursuant to the Offer.

            (b) If stockholder approval of the Merger is required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

            (c) The Company shall take all such action as may be necessary or advisable to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

            (d) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger.

            Section 6.2 Access to Information. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably request during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, information systems, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In no event shall the Company prior to the purchase of Shares in the Offer, be requested to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Offer Documents, the
Schedule 14D-9 and the Proxy Statement. Except as required by law, prior to the Effective Time Parent will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence in accordance with the terms of the Confidentiality Agreement dated March 24, 1999. In the event of termination of this Agreement for any reason, Parent shall promptly destroy all non-public documents so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.

            (b) The Company agrees that between the date hereof and the Effective Time, Parent and its representatives shall have the right, during normal business hours, and at other reasonable times upon request, to have full and complete access to the Company's hardware, information systems and Software including without limitation, those identified on Schedule 4.19 for the purpose of assisting the Company in assessing, developing, executing and testing the Company's Y2K Readiness Plan. In connection therewith, the Company shall cause its officers, employees and agents to fully cooperate with the representatives of Parent and to provide them with all information, data, records, documents and any other material which they may request relating to the Company's hardware, Software and information systems. The Company shall seriously consider any and all recommendations made by Parent or its representatives relating to the Company's Y2K Readiness Plan and shall take full advantage of the Parent's resources and expertise in connection therewith. In addition, if the Parent reasonably determines that there exists any material deficiency in the Company's Y2K Readiness Plan, the Company shall take such action as the Parent reasonably requests is necessary to cure such deficiency. As part of this process, the Company and Parent shall establish a joint Y2K Readiness steering committee which shall consider and make recommendations relating to the Company's Y2K Readiness Plan (the "Committee"), which shall consist of three representatives from the Company and up to three representatives designated by Parent. The Committee shall meet physically or telephonically as often as may be necessary for the purpose of ensuring that the Company is assessing, developing, executing and testing the Company's Y2K Readiness Plan in a timely and effective manner. If the members of the Committee do not by majority vote agree on or prior to July 13, 1999 that the Company's Y2K Readiness Plan is or will be implemented on a timely and effective manner in all material respects, the Company and the Parent shall designate a third party consultant which is mutually acceptable to both the Company and Parent to assess and make recommendations with respect to the Company's Y2K Readiness Plan (the "Consultant"). If the Consultant identifies any material deficiency in the Company's Y2K Readiness Plan, the Company agrees to follow the recommendations of Consultant which are reasonably requested by the Parent.

            Section 6.3 Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

            (b) If this Agreement is terminated (i) by Parent in accordance with
Section 8.1(b)(ii) hereof because of the occurrence of any of the events set forth in clauses (d), (e) or (f) of Exhibit A; (ii) Parent or the Company, as the case may be, in accordance with Sections 8.1(b)(i) or 8.1(d)(iii) hereof; or
(iii) by Parent, pursuant to any provision herein other than those described in the preceding clauses (i) and (ii) of this paragraph (b), or, except to the extent the that the termination of this Agreement is the result of a breach by Parent or Sub in any material respect its representations, warranties or covenants in this Agreement, by the Company pursuant to Section 8.1(d)(i) or 8.1(d)(ii) if, in any such case described in this clause (iii) of this paragraph
(b), (x) a Takeover Proposal has been made after the date of this Agreement and
(y) within twelve (12) months of the date of such termination, the Company shall enter into an Acquisition Agreement with any person or entity other than Parent or any of its affiliates, then the Company shall (except as required to be paid earlier in accordance with Section 8.1(d)(iii) hereof) on the business day next succeeding the date of termination (or in the case of a termination pursuant to clause (iii) of this paragraph (b), the business day next succeeding the execution of such agreement), (A) reimburse Parent in immediately available funds for the Expenses of Parent and Sub, not to exceed $1,500,000, and (B) pay to Parent in immediately available funds an amount equal to $3.9 million.

"Expenses" shall mean documented and reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

            Section 6.4 Stock Options. (a) The Company shall (i) terminate the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries (collectively "Stock Incentive Plans"), immediately prior to the Effective Time without prejudice to the holders of Stock Options (as hereinafter defined), (ii) grant no additional Stock Options (as hereinafter defined), and (iii) amend, immediately prior to the Effective Time, the provisions of any other Company Benefit Plan providing for the issuance, transfer or grant of any Shares, or any interest in respect of any Shares, to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares.

            (b) Immediately upon the consummation of the Offer, provided that a "Change of Control" has occurred under the terms of the Stock Incentive Plans, all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase Shares (a "Stock Option") heretofore granted under the Stock Incentive Plans shall become fully exercisable and vested, and the Stock Options shall be cancelled by the Company, and the holders thereof shall receive a cash payment (the "Cash Payment") from the Company in an amount (if any) equal to the number of Shares subject to such option multiplied by the difference (if positive) between the exercise price per Share covered by the option and the highest per share price offered to stockholders of the Company in the Offer. The Company shall request such holders to acknowledge the cancellation of all Stock Options held by such holders, including any Stock Options as to which the exercise price equals or exceeds such price per share. The Company shall deliver to Parent within five business days of the date hereof a true and complete list of Stock Options which are outstanding as of the date hereof, together with detailed calculations of the Cash Payments relating to such Stock Options had the Effective Time occurred on the date of delivery thereof. The Company shall update such list and such calculations as of, and deliver such update to Parent on, the date that is two business days prior to the Effective Time, such updated list and calculations made as if the Effective Time would occur on such date. Except as otherwise contemplated herein, any then-outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any Subsidiary of the Company shall be cancelled immediately prior to the Effective Time without any payment therefor. The Company shall ensure that neither it nor any of its Subsidiaries is or will be bound by any Stock Options, other options, warrants rights or agreements which would entitle any person or entity, other than Parent or it Subsidiaries, to own any Shares or to receive any payment in respect thereof.

            Section 6.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act, and the Insurance Approvals) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity,
(b) obtaining all necessary consents, approvals or waivers from third parties,
(c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement.

            Section 6.6 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

            Section 6.7 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that the Company receives reasonable affirmations and undertakings from such persons to repay all amounts advanced if it should be ultimately determined that such person was not entitled to indemnification.

            (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, for the benefit of the Company's current directors and officers, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the such insurance in excess of 1.25 times the last annual premium paid prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount.

            Section 6.8 Employee Benefits. (a) Until at least December 31, 1999, Parent shall maintain employee benefits and programs for retirees, officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those being provided to such retirees, officers and employees on the date hereof (it being understood that Parent will not be obligated to continue any one or more employee benefits or programs); provided that the Company shall not be obligated to continue any Stock Incentive Plan or provide any other incentive plan or benefits in lieu thereof. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, officers and employees, retirees, officers and employees of the Company and its Subsidiaries will be credited with years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Amounts paid before the Effective Time by retirees, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in calculating balances for deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent for the plan year during which the Effective Time occurs as if such amounts had been paid under such medical plan of Parent.

            (b) After the Effective Time, Parent shall cause the Company to maintain for 1999, without modification or amendment, its Management Bonus Plan for all covered employees. Parent agrees that the following principles shall apply for purposes of determining bonuses for 1999 under the Company's Management Incentive Plan: (1) only persons who are employees of the Company or any of its Subsidiaries at December 31, 1999 and who, at such time, are covered by such plan shall be eligible to receive such bonuses (which shall be paid no later than March 1, 2000), except that a covered employee whose employment is terminated prior to December 31, 1999 and meets any of the following conditions shall be eligible to receive a pro rata portion of the 1999 bonus: (x) those individuals who are entitled to a severance payment (other than a bonus payment) under an employment agreement with the Company as a result of such termination;
(y) those individuals who, are entitled to a severance payment under the Company's severance policy as of May 1, 1999 as a result of such termination; and (z) those individuals who are entitled to a pro rata portion of the bonus pursuant to the terms of an employment agreement with the Company, to the extent provided in such employment agreement; (2) whether any bonuses are payable under such plan and, if so, the amounts thereof shall be determined as if the transactions contemplated hereby had not occurred and the Company had remained an independent, publicly-owned company through December 31, 1999; and (3) the timing of payment of any bonuses payable pursuant to clause (2) above shall be consistent with past practices. Except as otherwise set forth in an employment agreement, the pro rata portion of an employee's bonus shall be the amount determined pursuant to the preceding sentence multiplied by a fraction, the numerator of which shall be the number of days during 1999 for which such employee was employed by the Company or any of its Subsidiaries and the denominator of which shall be 365.

            Section 6.9 Employee Agreements, Stay Bonuses, Etc. (a) Parent shall maintain the Company's standard severance policy as in effect on the date hereof for a period of at least two years from the Effective Time. A true and correct copy of the Company's severance policy has been provided to the Parent.

            (b) Parent shall honor or cause to be honored all employment, severance and similar agreements with the Company's officers and employees to the extent that executed copies of such agreements have been delivered to Parent or are disclosed in the Company SEC Documents or the Company Disclosure Letter.

            (c) Parent and its Subsidiaries shall provide reasonable and customary outplacement services to officers of the Company and its Subsidiaries who are terminated by the Company as a result of, or within two years following, the Merger, which outplacement services provided to such officer shall include one-on-one counseling and assistance.

            Section 6.10 Board Representations. Promptly upon Sub having acquired a majority of the Shares on a fully diluted basis, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a percentage of all directors rounded up to the nearest whole number equal to the percentage of the outstanding Shares then owned by Sub, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are so elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, increase the size of the Company's Board of Directors, or remove or cause the resignation of sufficient directors to enable Sub's designees to be elected or appointed to, and to constitute a majority of the directors on, the Company's Board of Directors as provided above.

            Section 6.11 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby and by the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

            Section 6.12 Rights Agreement. The Company shall not, unless required to do so by a court of competent jurisdiction, (i) redeem the Rights
(ii) amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent, or
(iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Parent or Sub to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

            Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. If approval of the Merger by the holders of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

            (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the Company, Parent and Sub shall use their reasonable best efforts to have any such order, decree or injunction vacated.

            (c) Purchase of Shares. Sub shall have accepted for payment and paid for the Shares properly tendered pursuant to the Offer in an amount sufficient to satisfy the Minimum Condition; provided, however, that this condition will be deemed waived with respect to the obligations of Parent and Sub if Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer.

            (d) HSR Act Waiting Period. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

            (a) by mutual written consent of Parent and the Company; or

            (b) by the Parent or Sub:

                  (i) if, prior to the purchase of Shares pursuant to the Offer, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in clause (d) or (e) of Exhibit A, (ii) cannot or has not been cured prior to fifteen (15) days after the giving of written notice of such breach to the Company and (iii) has not been waived by Parent pursuant to the provisions hereof; or

                  (ii) if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Shares thereunder due to an occurrence which results in a failure to satisfy any one or more of the conditions set forth on Exhibit A hereto, unless any such failure shall have been caused by or resulted from the breach by Parent or Sub in any material respect of their respective representations and warranties in this Agreement or the failure of Parent or Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement; or

                  (iii) it shall have been publicly disclosed, or the Parent shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (b)(iii) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding Shares has been acquired by any person, entity or group (as defined in Section 13(d)(3) under the Exchange Act).

            (c) by the Company:

                  (i) if Parent or Sub shall have (i) terminated the Offer or
      (ii) failed to pay for any Shares pursuant to the Offer on or prior to the Termination Date, unless, in the case of (i) or (ii), such termination or failure shall have been caused by the failure of the Company to satisfy the conditions set forth in clauses (d) or (e) of Exhibit A;

                  (ii) if the Offer has not been timely commenced in accordance with Section 1.1(a); or

                  (iii) if, prior to the purchase of Shares pursuant to the Offer, Parent or Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within fifteen (15) days after the giving of written notice to Parent or Sub (other than any matters that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Parent or Sub); or

            (d) by either Parent or the Company:

                  (i) if the Effective Time has not occurred on or prior to the close of business on the date which is 120 days after the date of this Agreement (the "Termination Date"); provided, however, that the Termination Date shall be the date which is 180 days after the date of this Agreement if the Regulatory Condition has not been satisfied but all other conditions set forth in Exhibit A have been satisfied on the date which is 120 days after the date of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this clause shall not be available (y) to Parent if Sub or any affiliate of Sub acquires Shares pursuant to the Offer, or (z) to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the aforesaid date;

                  (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                  (iii) if a Superior Proposal is received by the Company and the Board of Directors of the Company believes (based on the written advice of independent outside nationally recognized legal counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(iii) unless and until (i) five (5) business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such five (5) business day period the Company has fully cooperated with Parent including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the person or entity making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected;
      (ii) at the end of such five (5) business day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company continues to believe (and has again been advised in writing by independent outside nationally recognized legal counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; and
      (iii) (x) prior to such termination, Parent has received all fees set forth in Section 6.3 hereof by wire transfer in same day funds and (y) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

            Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in the last sentence of Section 1.02(c), Section 3.5, Section 4.20, the last two sentences of Section 6.2 and Section 6.3, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

            Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section
6.10 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or
(iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-Laws.

            Section 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this

Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided however, the Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier (other than United Parcel Service)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent, to

                        c/o The Guardian Life Insurance Company of
                              America
                        222 Park Avenue South
                        New York, NY 10003
                        Attention: Mr. Herschel Reich
                        Facsimile No.: (212) 253-8583

                  with copies to:

                        The Guardian Life Insurance Company of
                              America
                        201 Park Avenue South
                        New York, NY 10003
                        Attention: Debra R. Smith, Esq.
                        Facsimile No.: (212) 677-4240

                  with further copies to:

                        White & Case LLP
                        1155 Avenue of the Americas
                        New York, NY 10036
                        Attention: Timothy B. Goodell, Esq.
                        Facsimile No.: (212) 354-8113

            (b) if to the Company, to

                        First Commonwealth, Inc.
                        444 North Wells Street
                        Suite 600
                        Chicago, IL 60610
                        Attention: Mr. Christopher C. Multhauf and
                                   Mr. David W. Mulligan
                        Facsimile No.: 312-832-0065

                  with a copy to:

                        Sidley & Austin
                        One First National Plaza
                        Chicago, Illinois 60603
                        Attention: Thomas A. Cole, Esq. and
                                   Alfred N. Sacha, Esq.
                        Facsimile No.: (312) 853-7036

            Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When the phrase "knowledge of the Company" is used herein, it shall refer to the actual knowledge of the individuals set forth in Section 9.3 of the Company Disclosure Schedule. As used in this Agreement, "business day" shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act.

            Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement dated March 24, 1999, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 2.5, 6.4, 6.7, 6.8, and 6.9 of this Agreement, is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder.

            Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

            Section 9.9 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 9.10 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    THE GUARDIAN LIFE INSURANCE
                                    COMPANY OF AMERICA

                                    By: /s/ Herschel Reich
                                        ------------------------------
                                        Name:  Herschel Reich
                                        Title: Vice President,
                                               Group Health Care


                                    FLOSS ACQUISITION CORP.

                                    By: /s/ Herschel Reich
                                        ------------------------------
                                        Name:  Herschel Reich
                                        Title: Vice President,
                                               Dental Plans


                                    FIRST COMMONWEALTH, INC.

                                    By: /s/ Christopher C. Multhauf
                                        ------------------------------
                                        Name:  Christopher C. Multhauf
                                        Title: Chairman

                                    EXHIBIT A

            Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition") and
(iii) all necessary filings with each DOI shall have been completed and, to the extent required, each of the DOI shall have issued a final order (which order shall not have been stayed or enjoined) approving, exempting or otherwise authorizing consummation of the Offer and the Merger and all other transactions contemplated by this Agreement (the "Insurance Condition") (the HSR Condition and the Insurance Condition are collectively referred to as the "Regulatory Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer or accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

            (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity, domestic or foreign, or by any other person or entity, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make, illegal, impede or otherwise directly or indirectly restrain, prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Sub of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Sub to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Sub to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Sub on all matters properly presented to the

Company's stockholders, (iv) seeking to require divestiture by Parent or Sub of any Shares or (v) otherwise directly or indirectly relating to the Offer or the Merger and which would reasonably be expected to have a Material Adverse Effect on the Company or Parent or the value of the Shares;

            (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, Sub, the Company or any Subsidiary of any of them or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through
(v) of paragraph (a) above;

            (c) any change shall have occurred that would reasonably be expected to have a Material Adverse Effect on the Company;

            (d) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of the Merger Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by the Merger Agreement and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

            (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

            (f) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or Sub, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended, or announced a neutral position with respect to, any merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of Shares other than the Offer and the Merger or upon request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement;

            (g) it shall have been publicly disclosed, or Sub shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (g) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares has been acquired by any person or entity or group (as defined in Section 13(d)(3) under the Exchange Act);

            (h) the average of the closing values of the S&P Index for the twelve consecutive trading days immediately preceding the scheduled expiration of the Offer (or any extension thereof) shall reflect a decline in excess of 25% from the closing value of the S&P 500 Index on the close of business on the trading day next preceding the date of the Merger Agreement;

            (i) there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

            (j) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

            The foregoing conditions may be waived by Sub, in whole or part, at any time and from time to time, in the sole discretion of Sub. The failure by Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.